Exhibit 99.1

News Release

For Release:	Immediately
Date:	October, 27 2004
Contact:	James C. Cartwright
(216)-896-2752
jcartwright@parker.com

Collins Retires as Chairman of Parker Hannifin – Washkewicz, Vande Steeg Elected to New Posts

Cleveland, Ohio, October 27, 2004 – Duane E. Collins, Chairman of the Board of Directors of Parker Hannifin (NYSE:PH), today announced he is retiring as Chairman, but will continue as a Board member. Collins, 68, has been a member of the Board since 1992 and served as Chairman since 1999. Parker CEO Donald E. Washkewicz, 54, succeeds Collins as Chairman of the Board and Nickolas W. Vande Steeg, 61, becomes President and Chief Operating Officer. The new assignments, part of an ongoing management succession plan, were announced in conjunction with the company’s annual meeting of shareholders. The shareholders’ meeting followed Board actions electing Washkewicz and Vande Steeg.

“During my 43 years at Parker, I have always been aware that respect for the dignity and ability of every employee is the hallmark that makes this a great company,” said Collins. “It’s been my privilege and pleasure to work with many of the brightest, most innovative and diligent people in this industry to deliver premier customer service. I have every confidence in the skills of Don and Nick to lead Parker on to ever greater achievement as a company.”

“Duane Collins has been my example of how to lead for the 32 years I’ve known him,” said Washkewicz. “Duane lead Parker through its greatest period of growth and sustained it through the ups and downs of our dynamic economy. He has been a mentor and friend, and I look forward to his future contributions as a Board member.”

Washkewicz began his 31-year career with Parker following graduation from Cleveland State University where he earned a degree in mechanical engineering; later earning a Masters of Business Administration from Case Western Reserve. He has served as Vice President of the Fluid Connectors Group and President of the Hydraulics Group of the company. Elected a corporate officer in 1997 and a member of the Board in 2000, he has served as President since 2000 and Chief Executive Officer since 2001. Washkewicz initiated and has lead the company’s Win strategy designed to ensure Parker’s continued growth in motion and control markets.

Vande Steeg’s 34-year career with Parker includes posts as President of the Seal Group, Corporate Senior Vice President and Operating Officer and, most recently, Executive Vice President and Chief Operating Officer. Vande Steeg was elected to the Board of Directors in August. He is also a member of the Board of Trimble Navigation Limited, Sunnyvale, CA, and serves on the board Azusa Pacific University.

With annual sales of more than $7 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 48,000 people in 46 countries around the world. Parker has increased its annual dividends paid to shareholders for 48 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at www.parker.com, or its investor information site at www.phstock.com.

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